Exhibit 3.14

CERTIFICATE OF FORMATION

OF

LIMITED LIABILITY COMPANY

FIRST. The name of the limited liability company is “Cardtronics DR, LLC”.

SECOND. The address of its registered office in the State of Delaware is 2711Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its Registered Agent at such address is Corporation Service Company.

THIRD. The effective time of formation of the Company is the time of filing of this Certificate of Formation.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation this 16th day of March, 2011.

BY:	/s/ Sasha Begum
Authorized Person(s)

NAME:	Sasha Begum
(Type of Print Name)